UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 10, 2003
(Date of Report - Date of earliest event reported on)

COMMUNITY BANCORP.

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Derby Road, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable
(Former name, former address, if changed since last report)

Item 5. Other Events. On January 10, 2003, Community Bancorp. announced the earnings and other financial information for the period ended December 31, 2002. The Press Release is as follows:

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

Derby, VT	For immediate release
For more information contact: Richard C. White at (802)-334-7915

     Community Bancorp., the parent company of Community National Bank, has reported earnings for the period ended December 31, 2002, of $3.2 million or $0.91 per share, compared to $2.8 million or $0.79 per share for 2001, an increase in earnings per share of 15%. The company ended the year with total assets of $309.2 million up $20.6 million or 7% from 12/31/01.

     The company reported on its deposit growth as well, with deposits at year end of $260.9 million compared to $238 million as of 12/31/01, a 9.6% increase. Loans grew by 7.2% to $207 million as of 12/31/02.

     The Board of Directors has declared a cash dividend of $0.16 per share, payable February 1, 2003 to shareholders of record as of January 15, 2003. The board also declared a 5% stock dividend payable February 1, 2002 to shareholders of record as of January 16, 2003.

     In commenting on the company's performance, President Richard White said: "Our strong earnings were the result of a combination of factors: very strong residential loan demand, fewer loan losses, a larger asset base, and reasonable margins. We are very grateful to our mortgage originators, underwriters, processors and bookkeepers who worked extremely hard this year in keeping up with a very large volume of loans. Specifically, we originated over 1,000 home loans to our friends and neighbors in the communities we serve. This represented over $78 million in home loans alone."

     Mr. White said that the company enjoyed growth in all markets. "In Orleans County our market share grew to 52% in a five-bank market," White said, "and our Montpelier Office ended the year with $10.4 million in deposits and $16.5 million in loans. The success of this office has required that we add another mortgage originator to our team, which we have done, and that we consider further expansion in Central Vermont with a new office in Barre, to open later in 2003. The St. Johnsbury office ended the year with $24.8 million in deposits and $32.2 million in loans."

     Mr. White also reported that the bank has seen an increase in electronic banking with an average of over 85,000 debit card and ATM transactions per month. "Furthermore," White added, "our newly designed website, "www.communitynationalbank.com", has attracted hundreds of visitors a week, many of whom are starting to do their banking on the site. CNB NetXpress customers can now check balances, transfer funds, view statements, apply for loans and even retrieve their cancelled checks on line."

     Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury and Montpelier.

Forward Looking Statements

     This press release contains forward-looking statements that involve risks and uncertainties, including, without limitation statements about future repurchases of the Company's shares under the stock purchase program and statements about the Company's financial condition, results of operations, earnings outlook and business affairs. Although these statements are based on management's current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company's control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company's northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rates change in such a way as to reduce the Company's interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the Company's products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company's business or impose additional costs and regulatory requirements.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: January 10, 2003	/s/Stephen P. Marsh
Stephen P. Marsh,
Vice President & Treasurer